As filed with the Securities and Exchange Commission on April 7, 2021
No. 333-254796

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARYA SCIENCES ACQUISITION CORP III*
(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1541723
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
51 Astor Place, 10th Floor
New York, NY 10003
Tel.: (212) 284-2300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Stone
51 Astor Place, 10th Floor
New York, New York 10003
Tel.: (212) 284-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler, Esq. Peter Seligson, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Robert F. Kornegay Michael Nordtvedt Brian Keyes Zachary B. Myers Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 Tel: (650) 493-9300 Fax: (650) 493-6811
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
New Nautilus Common Stock(1)	111,674,810	$12.02 (3)	$1,342,331,216	$146,449 (4)
Total	111,674,810			$146,449 (4)(5)
(1)The number of shares of common stock of New Nautilus (as defined below) being registered represents (i) 14,950,000 Class A ordinary shares issued in ARYA’s initial public offering, which will be converted by operation of law into shares of common stock of New Nautilus (the “New Nautilus Common Stock”) in the Domestication (each as defined below) (ii) 499,000 Class A ordinary shares issued in a private placement simultaneously with the closing of ARYA’s initial public offering which will be converted by operation of law into shares of New Nautilus Common Stock in the Domestication, (iii) 3,737,500 Class B ordinary shares held by ARYA’s initial shareholders which will be converted by operation of law into shares of New Nautilus Common Stock in the Domestication, (iv) up to 85,295,562  shares of New Nautilus Common Stock that will be issued to the equity holders of Nautilus Biotechnology, Inc. in connection with the Business Combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), assuming an exchange ratio of 3.6275, and (v) up to 7,192,748 shares of New Nautilus Common Stock that may be issued upon the exercise of outstanding options to purchase shares of Nautilus Biotechnology, Inc. common stock being assumed in connection with the Business Combination, assuming an exchange ratio of 3.6275.
(2)Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of ARYA on the Nasdaq Capital Market on  March 25 , 2021 ($12.02  per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.
(4)Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(5)Previously paid.
*Immediately prior to the consummation of the Business Combination, ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company (“ARYA”), intends to effect a deregistration under the Cayman Islands Companies Act (2021 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which ARYA’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Nautilus Biotechnology, Inc.” upon the consummation of the Domestication. As used herein, “New Nautilus” refers to ARYA after giving effect to the Domestication.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
ARYA Sciences Acquisition Corp III is filing this Amendment No. 1 (the “Amendment”) to its registration statement on Form S-4 (File No. 333-254796) (the “Registration Statement”) as an exhibits-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 21(a) of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 21. Exhibits and Financial Statements Schedules
(a) Exhibits.

Exhibit Number	Description
2.1*†
Business Combination Agreement, dated as of February 7, 2021, by and among ARYA Sciences Acquisition Corp III, Mako Merger Sub, Inc., and Nautilus Biotechnology, Inc. (included as Annex A to the proxy statement/prospectus).

3.1*	Amended and Restated Memorandum and Articles of Association of ARYA (included as Annex B to the proxy statement/prospectus).
3.2*	Form of Certificate of Incorporation of New Nautilus, to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).
3.3*	Form of Bylaws of New Nautilus, to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).
4.1*	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on July 30, 2020).
4.2**	Form of Certificate of Corporate Domestication of ARYA, to be filed with the Secretary of the State of Delaware.
5.1*	Opinion of Kirkland & Ellis LLP.
8.1	Tax opinion of Kirkland & Ellis LLP.
10.1*
Sponsor Letter Agreement, dated as of February 7, 2021 by and among ARYA Sciences Holdings III, certain other holders set forth on Schedule I thereto, ARYA Sciences Acquisition Corp III and Nautilus Biotechnology, Inc. (included as Annex E to the proxy statement/prospectus).

10.2*	Form of Subscription Agreement (included as Annex F to the proxy statement/prospectus).
10.3*	Form of Amended and Restated Registration Rights and Lock-Up Agreement (included as Annex G to the proxy statement/prospectus).
10.4*	Form of Nautilus Shareholder Transaction Support Agreement (included as Annex H to the proxy statement/prospectus).
10.5*+	Form of Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan (included as Annex I to the proxy statement/prospectus).
10.6*+	Form of Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan (included as Annex J to the proxy statement/prospectus).
10.7*+	Form of Stock Option Agreement under the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan.
10.8*+	Form of Restricted Stock Unit Agreement under the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan.
10.9*+	Form of Restricted Stock Award Agreement under the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan.
10.10*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by the Registrant on July 30, 2020).
10.11*+	Nautilus Biotechnology, Inc. 2017 Equity Incentive Plan and forms of agreements thereunder.
10.12**+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Sujal Patel.
10.13**+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Anna Mowry.
10.14**+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Nick Nelson.
10.15**+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Subra Sankar.
10.16**+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Parag Mallick.
10.17**+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Sujal Patel
10.18**+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Anna Mowry
10.19**+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Nick Nelson
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Exhibit Number	Description
10.20**+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Subra Sankar
10.21**+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Parag Mallick
10.22**	Form of New Nautilus Indemnification Agreement.
21.1*	List of subsidiaries of ARYA.
23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for ARYA.
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Nautilus.
23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
23.4	Consent of Kirkland & Ellis LLP (included as part of Exhibit 8.1).
24.1*	Power of Attorney (included on signature page).
99.1*	Consent of Sujal Patel to be named as a director.
99.2*	Consent of Parag Mallick to be named as a director.
99.3*	Consent of Vijay Pande to be named as a director.
99.4*	Consent of Farzad Nazem to be named as a director.
99.5*	Consent of Melissa Epperly to be named as a director.
99.6*	Consent of Matthew Posard to be named as a director.
99.7*	Consent of Matthew McIlwain to be named as a director.
99.8*	Form of Proxy for the Extraordinary General Meeting (included as Annex K to the proxy statement/prospectus).
__________________
*    Previously filed.
**    To be filed by amendment.
+    Indicates management contract or compensatory plan.
†    Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.
††    Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.
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SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 7th of April, 2021.

ARYA SCIENCES ACQUISITION CORP III

By:	/s/ Adam Stone
Name: Adam Stone
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

*	Chairman of the Board of Directors	April 7, 2021
Joseph Edelman

/s/ Adam Stone	Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2021
Adam Stone

*	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	April 7, 2021
Michael Altman

*	Director	April 7, 2021
Todd Wider

*	Director	April 7, 2021
Bradley L. Campbell

*	Director	April 7, 2021
Saqib Islam

*By:	/s/ Adam Stone
Adam Stone Attorney-in-Fact
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